Exhibit 11.1 Statement Re: Computation of Net Loss Per Share and Pro Forma Net
                           Loss Per Share


                                                       Three Months                       Nine Months
                                                   Ended September 30,                Ended September 30,
                                             -----------------------------        --------------------------
                                                 1997               1996               1997          1996
                                             -----------        ----------        ------------  ------------
Weighted average common shares
    outstanding                               10,515,518        10,216,146          10,475,644      4,447,440

Effect of convertible preferred stock
    converted at date of issuance                      -                 -                   -      4,452,718

 Effect of common equivalent shares issued
    by the Company during the twelve
    month period immediately preceding the
    Company's initial public offering in
    June 1996, as if they were outstanding
    for all periods presented prior to
    June 30, 1996 (using the treasury stock            -                 -                   -         63,212
    method)
                                            ------------      ------------        ------------   ------------

Shares used in computing net loss per
    share and pro forma net loss per          10,515,518        10,216,146          10,475,644      8,963,370
    share

Net loss                                    $ (1,128,695)     $ (3,059,131)       $ (7,193,464)  $ (8,510,324)

Net loss per share and pro forma net
    loss per share                          $      (0.11)     $      (0.30)       $      (0.69)   $      (0.95)


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